Exhibit 23.9

Consent of Independent Auditors
The Members
KW Residential, LLC:

We consent to the incorporation by reference in the registration statement No. 333-164926 on Form S-1, the registration statement No. 333-174742, 333-175002, 333-184752 and 333-175559 on Form S-3, registration statement No. 333-186690 on Form S-4, and registration statement No. 333-164928 and 333-182269 on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 29, 2012, with respect to the consolidated balance sheets of KW Residential, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), members' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in amendment no.1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG AZSA LLC
Tokyo, Japan
March 29, 2013